Exhibit 99-3

VASCO Data Security International, Inc.

Q4 2012 VASCO Data Security International Earnings Conference Call

Edited Transcript

February 21, 2013

CORPORATE PARTICIPANTS

Kendall Hunt VASCO Data Security International—Chairman, Founder, CEO

Jan Valcke VASCO Data Security International—President & COO

Cliff Bown VASCO Data Security International—EVP & CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company—Analyst

Scott Zeller Needham & Company—Analyst

Jeff Andry Wunderlich Securities—Analyst

Fred Ziegel Topeka Capital Markets—Analyst

PRESENTATION

Operator

Ladies and gentlemen thank you for standing by. Welcome to the VASCO Data Security International, Inc. Q4 and 2012 earnings conference call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session.

(Operator Instructions)

I would now like to turn the conference over to T. Kendall Hunt, Chairman, Founder and CEO. Please go ahead, sir.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

Thank you operator. Good morning everyone. For those listening in from Europe, good afternoon and from Asia, good evening. My name is Ken Hunt and I’m the Chairman, Founder and CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer; and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call I need to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, and similar words is forward-looking. These statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today we are going to review the results for fourth quarter and full year 2012. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I’d like to budget one hour total for this conference call. If you limit your questions to one or two it would be appreciated.

Revenue from continuing operations for the fourth quarter and full year 2012 was $38.8 million and $154 million respectively, a decrease of 20% compared to the fourth quarter of 2011 and a decrease of 8% compared to full year 2011. Although our revenues were down by 8% in 2012, please consider that we had a very strong performance in 2011 with 56% revenue growth over 2010. I think a more rational way to look at this is to consider the Compound Annual Growth Rate and revenue from 2009, the low point of the recent recession through 2012. Which has been almost 15%.

Overall, I believe our business is healthy. For example, order intake for 2012 was approximately 20% higher than 2011 and the best in our Company’s history. Our backlog as of December 31, 2012 was also up approximately 36% when compared to the year earlier period. Further, Q4 2012 was another profitable quarter, our 40th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 63% of revenue and 65% for the full year 2012. Our operating income from continuing operations was approximately 9% of revenue for the quarter and 14% for the year. At December 31, 2012 our net cash balance was $106.5 million. We had $129.5 million in working capital. This strong cash position and strong balance sheet is an important tool to support VASCO’s future growth.

VASCO’s existing traditional on premise business will serve as a stable base for our future growth. We expect steady growth for this business in the future. As a reminder, our traditional business consists of banking, enterprise security and application security that is installed and managed by our customers on their premises. With cloud-based computing becoming more popular and acceptable, many companies are moving their applications into the cloud or are using applications hosted by third-party application providers in the cloud. Examples of such applications include sales forecasting and reporting, workforce management and human resources, 401(k) and IRA, payroll, insurance, financial data and analysis, and many other applications which support employees of enterprises and other organizations. But the biggest opportunity we believe are the consumers who access Internet websites to do their banking, who play online games known as massively multi player online games. Those who find entertainment in testing their skills by gambling with adversaries from around the world. Those who purchase myriad of products and services online and many other examples too numerous to mention.

In April 2012 VASCO introduced its cloud-based security services platform, MYDIGIPASS. COM. This platform is directed towards the consumer. Please understand that it is a work in progress. Since its introduction we have continued to develop and improve its features and functions. A consumer portal such as MYDIGIPASS. COM needs to be very accessible and user-friendly. As a security company we want our offerings to have a good balance between security and ease of use. For that reason, we have encouraged feedback from ASPs or application service providers and end-users of MYDIGIPASS. COM.

This has already resulted in close to 30 different improvements in our MYDIGIPASS. COM portal. These changes include localization of the content to German, French, Dutch and Italian. If you want to do business with the consumers you have to address them in their mother tongue. A new and improved consumer friendly layout. The development and release of plug-ins for the world’s leading website builders, such as Magento, Drupal, WordPress. QR code scanning to the logon page. Authentication client supporting Apple and Android. Geo-location capabilities that will recognize where the user is signing on from and adjust accordingly. And last, the introduction of a launch pad and marketplace in order to allow consumers to have all their favorite sites at a glance.

On March 1 we will introduce our next release of MYDIGIPASS. COM. We believe it will be even more attractive to the consumers and those who serve them. Jan Valcke will tell you more about that. We believe that MYDIGIPASS. COM can be a global success and we are particularly optimistic about the American market. For this reason we are hiring a services focused sales team based in the West Coast of the United States. If you wish to take a closer look at MYDIGIPASS. COM or want to speak to us in person, please give us a call. You will find the contact information for our various offices on our website. We also invite you to attend the investor summit that we are hosting in New York City on March 12. More information about this event can be found in the investor section of VASCO’s website. We believe that our services business will be an important growth engine for VASCO. Together with our traditional business, we are well-positioned to be successful in the ever-changing online security landscape.

At this time I’d like to introduce Jan Valcke, our President and Chief Operating Officer.

Jan Valcke —VASCO Data Security International—President & COO

Thank you Ken. Ladies and gentlemen, we believe that 2012 was a respectable year in which we achieved quite a lot. We introduced MYDIGIPASS. COM, our consumer security service platform. We also announced important new partnerships, new products, received industry recognition, and delivered our strongest performance in terms of order intake in the history of our Company.

For 2013 we expect a year of steady growth in our traditional business. We think the fact that our order intake in 2012 was the strongest in our Company history supports that belief. We also expect the first meaningful revenue for MYDIGIPASS. COM in 2013. For the near-term we expect the financial industry will remain the largest contributor to our revenue while enterprise and application security will contribute to our gross margin. For our traditional business, as for our new service business, our make or buy strategy stays intact. That strategy will allow us to choose whether we will build a technology ourselves or acquire a company that specializes in that technology.

After 40 consecutive quarters of positive operating income we have built a strong cash position that will allow us to keep investing in VASCO’s future success. During 2012, we began fine-tuning our MYDIGIPASS. COM portal. Earlier Ken mentioned some of the changes and improvements announced for the system in 2012. The current MYDIGIPASS. COM portal is already perceived as an innovative product for the European market as illustrated by is recent recognition by the European seal of e-excellence in the Gold category. We will keep improving and strengthening our platform. On March 1 the next group of improvements will go live. This will include an easier activation process for end users, an attractive layout, as well as capabilities to store passwords. We will tell you more about this in early March.

All of the new features of MYDIGIPASS. COM will be available for your scrutiny at the investor summit in New York on March 12. MYDIGIPASS. COM launch pad is a consumer easy and secure gate to the Internet. It will also become the preferred way of communicating with the consumer for VASCO, ASPs, and banks. In the near future, it will be possible to offer end users predefined launch pads based on their country, bank, employer, Internet preferences, and many more. By the way, we do have an internal target with regard to the number of end users we want to activate on the MYDIGIPASS. COM platform in 2013. However, at this time, we choose not to disclose it publicly. To achieve this internal target we will follow a three-pronged approach.

One important target of MYDIGIPASS. COM is our customer portfolio of over 1,700 financial institutions. Several large banks have already joined VASCO’s DIGIPASS Plus program. DIGIPASS Plus means that a second DIGIPASS profile is embedded within the bank’s hardware or software authentication client devices. The first DIGIPASS profile is used for securing banking transactions. The second one can be used for third-party applications available on the MYDIGIPASS. COM platform. The benefits for the banks are two-fold. First, they deliver an excellent service to their account holders bringing banking level security to their customers’ favorite sites. Secondly, they create an additional revenue stream, for every commercial transaction executed by their customers on MYDIGIPASS. COM secured sites VASCO receives a fee. The bank that’s showing the DIGIPASS Plus approach will receive 20% of that fee as a commission.

A second important target of MYDIGIPASS. COM are ASPs and website owners. We will increase our actions towards ASPs via a dedicated MYDIGIPASS. COM sales team.

The third important target of MYDIGIPASS. COM are consumers. We are currently developing numerous marketing actions that will push consumers towards MYDIGIPASS. COM. We will be able to tell you more about this in short-term.

Thank you.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

Thank you, Jan. At this time I’d like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown —VASCO Data Security International—EVP & CFO

Thanks Ken, and welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2012 were $38.8 million, a decrease of 20% from the fourth quarter of 2011. For the full year revenues were $154 million, a decrease of 8% from the comparable period in 2011. The decrease in revenue for the fourth quarter of 2012 compared to 2011 reflected a 17% decrease in revenues from the banking market and a 31% decrease in revenues from the enterprise and application security market. The decrease in revenues for the full year 2012 compared to 2011 reflected a 9% decrease from the banking market and a 6% decrease from the enterprise and application security market. It should also be noted that the comparison of revenues was negatively impacted by the stronger US dollar versus the Euro for both the fourth quarter and full year 2012. We estimate that revenues in the fourth quarter and full year 2012 were approximately $0.6 million and $4.0 million lower respectively than they would have been had the exchange rates in 2012 been the same as in 2011.

For the fourth quarter of 2012 approximately 81% of our revenues came from the banking market compared to 78% in the fourth quarter of 2011. For both the full year 2012 and 2011 approximately 81% of our revenues came from the banking market. Our revenues for the fourth quarter and full year 2012 continue to come predominantly from outside the United States. The geographic distribution of our revenue in the full year 2012 was approximately 62% from Europe, Middle East and Africa, 21% from Asia, 7% from the United States, and the remaining 10% from other countries. For the full year 2011 66% of our revenue came from Europe, Middle East and Africa, 9% from Asia, 10% from the US and the remaining 15% from other countries.

Gross profit as a percentage of revenue for the fourth quarter and full year 2012 was approximately 63% and 65% respectively. In 2011 gross profit as a percentage of revenue for the fourth quarter and full year was approximately 66% and 64% respectively. The reduction in gross margin as a percentage of revenue for the fourth quarter primarily reflected an unfavorable mix of products sold with revenues from the banking market increasing from 78% to 81% of our total revenue. A decline in the gross margin from hardware products sold in the banking market. Due in part to an increase in card readers as a percentage of total sales. And a decline in gross margin related to changes in currency exchange rates. Which were partially offset by an increase in non-hardware revenue as a percentage of total revenues and a reduction in adjustments to inventory.

The increase in gross margin as a percentage of revenue for the full year primarily reflected an increase in non-hardware revenues as a percentage of total revenues, a reduction in card readers as a percentage of our total revenues, and lower non-product costs such as freight and customization costs, which were partially offset by a decline in gross margins related to the changes in currency exchange rates, and an increase in adjustments to inventory. Card readers as a percentage of total revenue continue to fluctuate based on the specific mix of deals in any given period. For the fourth quarter, card readers as a percentage of our total revenues increased from approximately 13% of revenue in 2011 to 19% of revenue in 2012. For the full year card readers as a percentage of total revenue decreased from 19% of total revenue in 2011 to 14% of revenue in 2012.

Overall, non-hardware revenue which includes software maintenance and software based client devices, improved for both the fourth quarter and full year 2012 compared to the same periods in 2011. Non-hardware revenue was approximately 27% and 24% of total revenue for the fourth quarter and full year 2012 respectively, compared to 19% and 21% of revenue for the fourth quarter and full year of 2011 respectively. As previously noted, the strengthening of the US dollar versus the Euro reduced revenue and gross margins by approximately $0.6 million and $4.0 million for the fourth quarter and full year 2012 respectively. The impact of the changes in currency rates resulted in a decrease of gross margin as a percentage of revenue of approximately 0.6 percentage points in the fourth quarter and 0.9 percentage points for the full year 2012.

We continue to monitor our inventory levels and write down various items based on our evaluation of quantities on hand in relation to our estimates of future demands for that inventory. For the fourth quarter and full year 2012 we wrote inventory down by $1 million and $2.2 million respectively. For the fourth quarter and full year 2011 we wrote down inventory by $1.3 million and $1.6 million respectively. Going forward we believe that similar adjustments may be needed as it reflects the risk associated with recurring processes wherein we are making estimates of future demand and buying inventory to meet that demand on a recurring basis.

Operating expenses for the fourth quarter of 2012 were $20.8 million, a decrease of $2.1 million or 9% from the fourth quarter of 2011. Operating expenses for the full year 2012 were $78.5 million, a decrease of $4.8 million or 6% from the same period as 2011. The comparison of operating expenses in the fourth quarter and full year 2012 to the same periods in 2011 was positively impacted by the stronger US dollar versus the Euro and other currencies. We estimate that expenses were $0.8 million lower in the fourth quarter and $4.6 million lower for the full year than they would have been had the exchange rates in 2012 been the same as in 2011. The comparison of expenses for the periods was also affected by adjustments made to compensation expenses related to performance-based incentive plans. Stock-based incentive plan costs that were included in operating expenses in the fourth quarter and full year of 2012 were $1.0 million and $3.7 million respectively.

For 2011 operating expenses in the fourth quarter and full year included $3.9 million and $6.1 million respectively of stock-based incentive plan expense. Stock-based incentive costs for the full year 2012 reflected a benefit of $0.4 million related to the reversal of accruals for stock-based incentives in the third quarter of 2012 where management determined it was improbable that the performance objectives would be met. Stock-based incentives in the fourth quarter and full year 2011 included approximately $2.5 million of incremental expense related to long-term performance-based incentives originally awarded in 2009 where the performance objectives were met as a result of the stronger than expected performance of the Company in the fourth quarter of 2011.

For the fourth quarter of 2012 operating expenses decreased by $1.1 million or 10% in sales and marketing, decreased $0.4 million or 7% in research and development. And decreased by $0.6 million or 9% in general and administrative when compared to the fourth quarter of 2011. Our average total headcount in the fourth quarter of 2012 was 13 persons or 3% higher than the average headcount in the fourth quarter of 2011. The increase in average headcount included an increase of four persons in sales and marketing and operations groups. And an increase of eight persons in research and development and one person in general administrative.

For the full year 2012 operating expenses decreased by $2.5 million or 6% in sales and marketing, increased by $0.2 million or 1% in research and development. And decreased by $2.4 million or 11% in general and administrative when compared to 2011. Our average total headcount for the full year 2012 was 12 persons or 3% higher than the average headcount for full year 2011. Our average headcount for the full year 2012 was 1 person lower in sales, marketing and operations and 13 persons or 10% higher in R&D. There was no change in the average number of general and administrative staff.

Operating income for the fourth quarter of 2012 was $3.5 million a decrease of $5.5 million or 61% from $9.1 million in the fourth quarter of 2011. For the full year 2012 operating income was $21 million, a decrease of $3.7 million or 15% from $24.8 million in 2011. Operating income as a percentage of revenue, or operating margin, was 9% and 14% for the fourth quarter and full year of 2012 respectively. In 2011 our operating margins were 19% for the quarter and 15% for the full year.

The Company reported income tax expense of $1.5 million in the fourth quarter and $5.5 million for the full year of 2012. The effective tax rate was 41% and 25% for the fourth quarter and full year 2012 respectively. The effective tax rate in the fourth quarter reflects the fact that we increased the full year tax rate which had been estimated to be 22% in the third quarter to the actual rate for the full year of 25%.

For 2011 the company reported an income tax benefit of $1.9 million for the fourth quarter and income tax expense of $1.6 million for the full year 2012. The effective tax rate was negative for the fourth quarter and was 6% for the full year 2011. Tax expense in the fourth quarter of 2011 included a net benefit of $3.9 million related to the reduction in reserves that had been established in prior years related to the use of tax loss carry forwards. As a result of the strong performance in 2011, especially in the Americas, management believes that it is more likely than not that we will use the remaining tax loss carry forwards in future periods. Excluding the benefit of the reduction in reserves, our effective tax rate for the full year 2011 would have been approximately 21%.

The makeup of our work force as of December 31, 2012 was 374 people worldwide, with 173 in sales and marketing and customer support, 144 in research and development, and 57 in general and administrative. As noted previously, the average headcount for the full year 2012 was 12 persons or 3% higher than the average headcount for the full year 2011. Our cash and working capital balance continued to strengthen in 2012. As of December 31, 2012, our net cash balance was $106.5 million, an increase of $22 million or 26% from $84.4 million at December 31, 2011. As of December 31, 2012 our working capital balance was $129.5 million, an increase of $20.9 million or 19% from $108.6 million at December 31, 2011. The increase in working capital is largely attributable to our strong operating cash flow. Our earnings before interest, taxes, depreciation, amortization, EBITDA, or operating cash flow if you will, was $25.1 million for the full year 2012, a decrease of $4 million or 14% from full year 2011. We had no debt outstanding during the year.

Thank you for your attention, I’d now like to turn the meeting back to Ken.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

Thank you Cliff.

In closing, I would like to comment on our guidance for 2013. Given the evolving state of our services business, we are only providing guidance for our traditional business. We believe that our revenue for full year 2013 will be in a range of $162 million to $167 million and we expect that our operating income, excluding amortization of acquisition related intangible assets will be in the range of 12% to 14% of revenue.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions)

Joe Maxa, Dougherty & Company.

Joe Maxa —Dougherty & Company—Analyst

Thank you, good morning.

Ken, I just wanted to ask a little bit more on the guidance. I understand you are excluding the services business; but also if I think I heard Jan correctly, you indicated you expect a meaningful revenue this year. So help me connect the dots. What does that mean?

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

Well, I guess the best way to describe it is, the actions we are taking are starting to generate interest; we are getting ASPs to sign on to the portal. They are going to our developer website, they are downloading the tools, they sign up to do that. And then they go into test and then they go into live, actually, where they’ve installed a VASCO button — that’s the best way to describe it — a VASCO button that’s on their sign-on or login page.

Our job from there is, in partnership with that ASP — and you can just think of all kinds of different applications that are hosted by these application service providers. Sometimes it’s online books, sometimes it’s things people can buy — sporting goods, things like that — and they realize that they need stronger authentication. So this is a very simple way to do it.

Once they install the button with VASCO, in partnership, they alert all of their users that there is this secure access to the website and if they go to the button and click on it they can actually establish their own MYDIGIPASS.COM account for launching or access to the Internet in general.

We don’t really have a great handle on what the conversion is going to be for the rest of the year; we would like to reserve that until we see a better pattern.

Joe Maxa —Dougherty & Company—Analyst

I see, and as far as how that system would turn into revenue for you, do you expect to see some upfront fees? Or would this be more of, again, the license model?

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

It’s a license model. They would buy a certain number of clicks; it’s almost like an SMS text message arrangement with big companies. So depending upon how many users they have, they will secure or commit to a certain number of clicks. And as they consume those clicks — and a click is really accessing their website from the user’s account — and as they consume those clicks, then we can record the revenue.

Joe Maxa —Dougherty & Company—Analyst

I see. Okay, that’s helpful. Thank you.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

You’re welcome.

Operator

Scott Zeller, Needham & Company.

Scott Zeller —Needham & Company—Analyst

Good morning.

I wanted to ask about the mix. You’re very good always about offering color as to hardware versus software, but I did note that I think Cliff mentioned 27% of revenue in the quarter was non-hardware. Is that correct?

Cliff Bown —VASCO Data Security International—EVP & CFO

That’s correct.

Scott Zeller —Needham & Company—Analyst

And I wanted to see — with gross margins still seeing pressure, but yet software increasing as a percentage of revenue, is that increase in software and the benefit from it being offset by the increase in card readers in the mix? How would we explain the continued pressure in gross margin?

Cliff Bown —VASCO Data Security International—EVP & CFO

The pressures — well there are so many factors that go into the gross margins, Scott, it’s hard to put your finger on one. If I were to summarize it in terms of that particular quarter, the non-hardware revenue certainly improved our margins. Currency rates and the $4 million that we lost in revenue because of currency rates had a substantial depressing effect. And then there were other pressures associated with competition, the mix of the specific deals within the quarter that also go into that computation.

But the two primary factors for the fourth quarter — for the full year, really — were the increase in non-hardware, the reduction from exchange, and for the full year, the third factor was the lower transport costs. You may recall in the first half of 2011 with the high volumes that we were getting, we were expediting a lot of the products to the customers, air freight and otherwise. For the full year, that was a benefit. For the quarter, it was not.

Scott Zeller —Needham & Company—Analyst

Okay, and then to follow up. I believe I heard backlog as of the end of the year was up 36% versus end of year calendar ‘11. Is that correct? And could you tell us the actual numbers?

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

That is correct, Scott.

Scott Zeller —Needham & Company—Analyst

And the actual numbers — do you disclose them?

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

We will be presenting the numbers in our 10-K as we do every year.

Scott Zeller —Needham & Company—Analyst

Thank you.

Cliff Bown —VASCO Data Security International—EVP & CFO

And really, Scott, you can compute it from the numbers — I believe we had $33 million in 10-K last year.

Operator

Brian Freed, Wunderlich Securities.

Jeff Andry —Wunderlich Securities—Analyst

Hey, guys. This is Jeff in for Brian. Thanks for taking the question.

Can you provide any color into the linearity of revenue you expect next year? Obviously, particularly in March? And then relatedly, do you have any update on some of these improved forecasting mechanisms you talked about implementing last quarter? Thank you.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

In terms of linearity, I think we have been consistent in describing that our business is somewhat seasonal. And so if you look at a year, unless there’s something extraordinary like we had 2011, with several big banks coming back to the table and ordering huge amounts of products from VASCO, historically, second quarter is a strong quarter. And then the third quarter is down somewhat, because people take their vacations, particularly in Europe; and then the fourth quarter is very strong. And then the first quarter, as we enter the year, is somewhat weak or down again because people have spent a lot of their budget in the fourth quarter.

And we have Chinese New Year in China. So a large number of people take their vacations — two weeks, sometimes that overlaps to 30 days — so a lot of the workers aren’t at the factories to be producing the products that we need going forward. So we’ve been doing business, manufacturing in China, for quite some time. So we’re pretty adept at anticipating what our requirements are going to be and pre-manufacture before the holidays take place.

But just generally speaking, that’s what our year looks like — strong second quarter, down third quarter because of holidays, strong fourth quarter, and down first quarter. What was the second question?

Oh, forecasting. Yes, I think that what we’ve done — and I’m involved in this personally — what we’ve done is, we’ve got a lot of transactions that we track; and so what I’m interested in and Jan Valcke and I look on a regular basis — both how the MYDIGIPASS. COM business is evolving, plus the traditional business. We look on a weekly basis at the larger transactions, the $100,000 or greater transactions, and then we track them. We have very specific conversations about every one of those transactions. And it’s improving our visibility right up to the top.

So that’s basically what we’ve been doing.

Jeff Andry —Wunderlich Securities—Analyst

That’s very helpful thank you.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

You’re welcome.

Operator

Fred Ziegel, Topeka Capital Markets.

Fred Ziegel —Topeka Capital Markets—Analyst

Hello, guys. If I did my math right, for the year the application and enterprise security business was down a little bit. What’s going on there?

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

Yes, Jan, you should handle this.

It’s mainly — Fred and everybody else — it’s mainly that we went to a direct touch or direct sale model, and we still have a channel of indirect partners that sell for us. But we felt that we needed to change for the larger transactions to more of a direct sale approach. And to be honest with you, it wasn’t that successful.

We’ve made some changes, and Jan, why don’t you comment about that.

Jan Valcke —VASCO Data Security International—President & COO

Yes, first of all, like Ken mentioned, we are changing our model from an indirect channel to more a direct touch. Direct touch means that we go directly to the end user, to the customers; but that the business is done at the end through the channel.

Secondly, that means that we need to change our sales force. We still have salespeople who are only doing the channel, but more and more we have added people in that direct touch scheme who are going directly to this end users. That took us some time. We needed to train them; it was a little bit delay in the hiring process.

And thirdly, also as we made — that’s mainly the reason of the decrease — is we mainly made last year, or in 2011, a large transaction to a government agency. This government agency ordered less this year.

Fred Ziegel —Topeka Capital Markets—Analyst

So are you reassigning salespeople? Because if I look at your head count in sales and marketing, the number hasn’t changed all year. Or are those hirings in front of us?

Jan Valcke —VASCO Data Security International—President & COO

Yes, there are replacements that have been made in 2012, so even if the total number has not changed so much, we needed to do some replacements from indirect sales people to direct touch people. The second thing that had been mentioned in this earnings call is we are also in the face of hiring for the MYDIGIPASS. COM business.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

Fred, and everybody else, I would also like to mention that the channel is still a very important partnership for us. Through this channel which we have located partners throughout the world, they are able to represent VASCO and present our products to smaller businesses and organizations and territories where we may not have the best or biggest presence. We also believe that these resellers can sell and represent us for MYDIGIPASS. COM. We are just adjusting, that’s all we’re doing.

Fred Ziegel —Topeka Capital Markets—Analyst

So is there more of a focus on larger deals? Because my impression has always been that you went through the channel just given the price points and what’s essentially a book and ship business.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

Yes, I think we feel much more competitive than we were several years ago, as an example. We have a platform that is very competitive, very robust. It’s called IDENTIKEY Server. In fact, we won an award, I think it was from SC Magazine, for it as a product compared to others in the market. We received five stars in about six different categories for that server. So we’ve got something that’s very robust; it scales and it supports all our products.

And it’s that, that our own sales people — our direct touch salespeople — are representing to the larger companies. And we’re doing better and better in larger organizations, and particularly in competitive situations.

Fred Ziegel —Topeka Capital Markets—Analyst

Okay, thanks.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

You’re welcome.

Operator

Joe Maxa, Dougherty & Company.

Joe Maxa —Dougherty & Company—Analyst

Thanks.

You noted a deal with Belfius, with these Belgium EID cards during the quarter, and they were going to roll these out in the third quarter. It looks like it could be a larger deal. How should we think about that as far as timing, Q2 versus Q3? And then the margin impact with those — what would appear to be card readers?

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

Jan, why don’t you first describe the transaction? It’s a combination of a government ID that all the Belgian citizens hold in combination with Belfius, the bank. Why don’t you describe that? I think that, that arrangement we anticipate we can replicate in other countries.

Jan Valcke —VASCO Data Security International—President & COO

So first of all, there is a trend in the market and a trend in certain countries in the market that regulators are asking to banks to review their security, and to ask high-level security certainly when it comes to transactions with customers. In this particular case of Belfius, Belfius wanted to have a product, a DIGIPASS, that can have access with two cards; the first one being the EMV, the traditional bank card, the second one an EID card.

In Belgium all citizens have an EID card; this EID card is a PKI card that has two applications on it. The first one is user authentication, and the second one is digital signing. Digital signing means, really, that it can be used to secure contracts and that these contracts are legal binding signatures. In that case, Belfius deploys to all their customers readers with these two slots, I should say, one being the bank card, one being the EID card.

What is important there for VASCO is that this is really a perfect example of a new way of looking at the DIGIPASS PLUS. The PLUS is here that the EMV card can be used for the traditional banking business; the EID as such, it is PKI and PKI as such is application. And we can activate on our MYDIGIPASS. COM platform with this EID. That means that not only we can use that for secured transactions, but we can also use that to verify an identity. That is quite important for some applications.

Governments like in Belgium, but also in many other countries, they are doing a lot of applications with their citizens. We are not talking here of a couple of them, we are talking really of hundreds of them. Like in Belgium, but also in a lot of other countries, 500, 600, 700, 800, maybe 1,000 applications are available for citizens. With our platform, MYDIGIPASS. COM, we are well armed to play an important role in that.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

Jan, why don’t you give the audience an example of a couple or several applications that you just mentioned?

Jan Valcke —VASCO Data Security International—President & COO

Yes, government applications — the most known one is what is called Tax-on-Web. Tax-on-Web is online. You introduce your taxes. Why does a consumer do that instead of on paper? First of all, because the consumer or the taxes give some more time to the consumer to do the fill-in. And it’s online and a lot of things are going online.

You can ask for your pension online; you can — another application is, students at work. If a student wants to work in Belgium they need to first ask for a Social Security number. That Social Security number with the EID can be asked online. So, online makes the life of the citizen easier. What is important for the government is, if you only do Tax-on-Web, you only use that once a year. But if you have hundreds of applications you will use that technology multiple times by month for all your business with the government.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

Thanks, Jan.

Operator

Thank you. We have no further questions at this time. I will turn the call now back to you, Mr. Hunt.

Kendall Hunt —VASCO Data Security International—Chairman, Founder, CEO

All right. Thank you, Operator.

As always, thank you for attending today. We appreciate the opportunity to present our Company, always. And as usual, I want to thank VASCO people around the world for your hard work and your dedication.

Everybody have a very nice day. Goodbye.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask you to please disconnect your lines.

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